Exhibit 10.1

Separation AND Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between Gemphire Therapeutics Inc., a Delaware corporation, whose address is 43334 Seven Mile Road, Suite 1000, Northville, MI 48167 (the “Company”) and Mina Sooch whose address is as reflected in the personnel records of the Company (“Executive”).  Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Employment Agreement between Executive and the Company dated April 15, 2016 (the “Employment Agreement”).

BACKGROUND

Executive is effectuating, and the board of directors of the Company (the “Board”) is accepting, a Termination for Good Reason (as defined in the Employment Agreement) of Executive’s employment with the Company.  Accordingly, and in exchange for the promises set forth in this Agreement, Executive will be deemed to have, effective as of May 23, 2017 (the “Separation Date”), resigned from all of her positions as (a) an officer and/or employee of the Company and its subsidiaries and (b) a member of the Board, as well as all committees thereof.

The Company and Executive (collectively, the “Parties” and each, without distinction, a “Party”) desire to settle fully and finally all obligations to Executive that the Company and its subsidiaries may have of any nature whatsoever, as well as (subject to certain limited exceptions expressly set forth in this Agreement) any asserted or unasserted claims that Executive may have against the Company, its subsidiaries or any other Company Released Parties (as defined below), all pursuant to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of this Agreement and the mutual promises set forth in this Agreement, the Parties agree as follows:

TERMS AND CONDITIONS

Article 1

EMPLOYMENT SEPARATION

1.1       Separation of Employment.  Executive acknowledges and confirms that, effective as of the Separation Date, Executive is resigning from all of her positions as (A) an officer and/or employee of the Company and its subsidiaries and (B) a member of the Board, as well as all committees thereof.  The Company shall pay Executive’s compensation for hours worked through the Separation Date, subject to withholding and payable in accordance with the Company’s payroll practices.  In addition, the Company will reimburse Executive for her documented business expenses incurred through the Separation Date that are reviewed and approved according to Company policy.  Executive will receive the foregoing payments regardless of whether she signs this Agreement.

1.2       Separation Consideration.  As consideration for Executive’s agreements and releases set forth herein, and provided that this Agreement has become effective in accordance with Section 2.2, the Company will provide the following as separation consideration:

A.     The Company will pay Executive a one-time, lump sum payment of $534,375, less required deductions and withholdings.  This payment consists of Executive’s $450,000 annual base salary amount as of the Separation Date plus a $84,375 pro rata bonus for 2017 (the “Pro Rata Bonus”).  The lump sum severance payment will be paid in accordance with the Company’s regular payroll practices on the 60th day following the Separation Date (or upon Executive’s death, if earlier).

B.     Beginning on the Separation Date and continuing through the earlier of the twelve (12) month anniversary of the Separation Date or the date that Executive becomes eligible to receive health insurance coverage from another employer group health plan due to Executive’s employment with another employer, the Company shall pay Executive a monthly amount of $2,200 on its first regular payroll date each month during such period, subject to all required withholding.  This amount is equal to the monthly premium for Executive’s health care coverage under the Company’s health care plan as of the Separation Date.  Executive agrees to notify the Company within thirty (30) days after substantially similar health and welfare benefits become available to her from a subsequent employer.

C.     As of the day following the expiration of the revocation period referenced in Section 2.2, Executive will be deemed to have vested in all stock options under the Original Stock Option Award Documents that would otherwise have vested had she remained employed through August 4, 2019.  Executive will not further vest in any other stock options under the Original Stock Option Award Documents except in the case of a Change in Control occurring before August 4, 2019, in which case she will immediately vest in the remaining stock options under the Original Stock Option Award Documents as of the date of such Change in Control.  The vested options shall be immediately exercisable in accordance with the applicable Original Stock Option Award Documents, subject to the same conditions as if the Executive had remained employed through the end of the Employment Period.  All such vested stock options shall remain exercisable until August 4, 2026.  All of the Executive’s stock options that were vested and exercisable as of the Separation Date shall remain exercisable until August 4, 2026.  Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

1.3       Clawback.  Executive acknowledges and agrees that, pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), the Pro Rata bonus portion of the severance payment, as well as certain other payments received by Executive prior to the Separation Date to the extent covered by Section 954, may be subject to “clawback” in the event the Company is required to prepare an accounting restatement of its applicable financial statements due to the Company’s material noncompliance with applicable financial reporting requirements.  Executive agrees to promptly return to the Company the amount of any compensation paid to Executive that is required to be forfeited in accordance with Section 954.

1.4       Conflict with Other Agreements and Obligations.  In the event of any conflict of the provisions between this Agreement and the Employment Agreement, the provisions set forth in this Agreement shall control.  In the event of any conflict between this Agreement and the provisions of that certain Employee Proprietary Information and Invention Assignment Agreement dated as of November 1, 2014 between the Company and Executive (the “Invention Assignment Agreement”), the terms and conditions of the Invention Assignment Agreement shall control.

1.5       Acknowledgement.  Except as provided in this Article 1, the Parties acknowledge and agree that Executive is not, and shall not after the Separation Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company.  Executive hereby confirms to the Company that the Invention Assignment Agreement contains a complete list of all inventions or improvements, if any, to which Executive claims ownership and desires to remove from the operation of the Invention Assignment Agreement.  Executive acknowledges and agrees that she does not meet the standard for being listed as an inventor on any of the Company’s patents and/or patent applications.  Executive agrees to return to the Company all Company documents and materials, apparatus, equipment and other physical property in Executive’s possession within two (2) days of the Separation Date and in the manner directed by the Board or its designee.  The Parties further acknowledge and agree that: (A) any right that Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with her activities as an officer, director or employee of the Company is unaffected by her separation and shall remain in effect in accordance with its terms; (B) Executive remains bound by, and will strictly comply with, her post-employment obligations set forth in Section 6 of the Employment Agreement, provided that the Restricted Period referenced therein shall be reduced from one year to nine (9) months following the Separation Date; and (C) the Invention Assignment Agreement remains in full force and effect, and Executive hereby reaffirms her obligations arising under the terms of the Invention Assignment Agreement.

1.6       Cooperation and Assistance.  Following the Separation Date, Executive agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Executive had knowledge during her employment with the Company.  In addition, Executive shall make herself reasonably available to assist the Company in matters relating to the transition of her prior duties to other Executives of the Company (including her successor, if any), as may be reasonably requested by the Company.  The Company shall reimburse Executive for the reasonable documented out-of-pocket expenses incurred by her in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the Chairman of the Board.  Any services rendered by Executive pursuant to this Section shall be governed by the applicable terms and conditions of the Invention Assignment Agreement.  Executive shall promptly deliver to Dr. Steven Gullans at sgullans@excelvm.com all correspondence and any inquires that Executive receives (including the contents of any telephone calls or emails received by Executive) from any third party concerning any issue of material significance to the Company.

1.7       Standstill.  Executive agrees that, for a period of two (2) years from the Separation Date, neither Executive nor any of Executive’s affiliates or representatives acting on Executive’s behalf or on behalf of other persons acting in concert with Executive will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under Securities Exchange Act of 1934, as amended) with respect to the Company or otherwise act in concert with any person in respect of any securities of the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Company or to obtain representation on the Board; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.  Executive also agrees during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its representatives, directly or indirectly, amend or waive any provision of this Section 1.7 (including this sentence).  Nothing in this Section 1.7 shall restrict Executive from exercising vested stock options under terms and conditions of the Original Stock Option Award Documents.

1.8       Indemnification.  The Parties hereby reaffirm their respective obligations under the Company’s standard form of indemnification agreement (a copy of which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-210815) filed with the SEC on April 18, 2016) previously entered into by the Company and Executive (the “Indemnification Agreement”), as well as (a) the indemnification provisions of the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect on the Separation Date and (b) any right to indemnification afforded under applicable state and federal law (collectively, the “Indemnification Obligations”).  The Parties further acknowledge and agree that the Indemnification Obligations include indemnification for any regulatory claims that otherwise qualify for indemnification.

1.9       Statement Regarding Resignation; SEC Matters.   Executive acknowledges that Company is obligated to report her termination of employment with the Company on a Form 8-K filed with the United States Securities and Exchange Commission (the “8-K”), within four (4) business days after the Separation Date. Executive agrees that the 8-K may contain a statement summarizing the terms and conditions of this Agreement and the fact that Executive’s employment with the Company was terminated as of the Separation Date (the “8-K Statement”).  Executive will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Executive.  Further, Executive will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.  Executive acknowledges and agrees that the Company may be required to file a copy of this Agreement with the SEC.

Article 2

RELEASES AND NON-DISPARAGEMENT

2.1       Executive Release of Claims.  In consideration for the separation consideration set forth in this Agreement, Executive, on behalf of herself, her heirs, executors, legal representatives, spouse and assigns (“Executive Releasing Parties”), hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Executive signs this Agreement, including, without limitation, any and all claims:

A.     which arise out of, result from, or occurred in connection with Executive’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

B.     for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

C.     (i) any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Executive Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, and (I) any applicable state Whistleblowers Protection Act, as amended;

D.     under common law or state statute including, but not limited to, those alleging wrongful discharge, express of implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or violations of the Michigan Elliott-Larsen Civil Rights Act, Michigan Persons with Disabilities Civil Rights Act, Payment of Wages and Fringe Benefits Act, Michigan Whistleblowers’ Protection Act, Bullard-Plawecki Executive Right to Know Act, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

E.     for back pay or other unpaid compensation;

F.     relating to equity of the Company; and/or

G.     for attorneys’ fees and costs.

To the fullest extent permitted by law, Executive will not take any action that is contrary to the promises she has made in this Agreement.  Executive represents that she has not filed any lawsuit, arbitration, or other claim against any of the Company Released Parties.  Executive states that she knows of no violation of state, federal, or municipal law or regulation by any of the Company Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  Executive agrees she shall not receive any monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Executive or any governmental agency, other person or group; provided that nothing in the Agreement prevents Executive from participating in the whistleblower program maintained by the SEC and receiving a whistleblower award thereunder. Notwithstanding the foregoing, the release contemplated by this Section 2.1 shall not prevent Executive from commencing an action or proceeding to enforce Executive’s rights arising under this Agreement or a claim for the Indemnification Obligations.

2.2       Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that she is waiving and releasing any rights she may have under the OWBPA, the ADEA, and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement and that if she signed this Agreement before expiration of that twenty-one (21) calendar day period, she did so knowingly and voluntarily and with the intent of waiving her right to utilize the full twenty-one (21) calendar day consideration period; and (c) she has seven (7) days following her execution of this Agreement to revoke the Agreement (the “Revocation Period”). Communication of any such revocation by Executive to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of the Chairman of the Company’s Board.  This Agreement shall not be effective until the Revocation Period has expired.

2.3       No Admission of Liability.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement, the Invention Assignment Agreement or the Employment Agreement.

2.4       Non-Disparagement.

A.     For a period of three (3) years after the date of this Agreement, and to the fullest extent permitted by law, each Party covenants and agrees that such Party shall not make or cause to be made (in the case of the Company, by or at the direction of any current or future officer and/or director) any statements, observations, opinions or communication of information (whether in written or oral form) that defame, slander or are likely in any way to harm the reputation of the other Party or any of its subsidiaries, affiliates, directors, or officers.  This Section shall not apply if a Party is compelled to testify in a legal proceeding, including, without limitation, any legal proceeding between the Parties.

B.     In the event that either Party is ordered by a court of competent jurisdiction or is compelled by subpoena to disclose any information on the other Party, such Party may disclose that information without liability under Section 2.4.A.; provided,  however, that the disclosing Party gives the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

C.     Each Party understands and agrees that the other Party could not be reasonably or adequately compensated in damages in an action at law for breach of the Party’s obligations under this Section 2.4.  Accordingly, each Party specifically agrees that the other Party shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 2.4.  This provision with respect to injunctive relief shall not, however, diminish the right of the Party to claim and recover damages or other remedies in addition to equitable relief.  Neither Company’s 8-K filing, nor communication to any other person, of the 8-K Statement shall constitute a violation of this Section 2.4.

2.5       Company Release of Claims.  In consideration for the obligations of Executive set forth in this Agreement and her release of claims, the Company, on behalf of itself and the Company’s Released Parties, hereby fully and forever releases Executive and the Executive Releasing Parties of and from any claim, duty, obligation or cause of action, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date.  The Company agrees that the release set forth in this Section 2.5 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred or specified under this Agreement or any of Executive’s continuing obligations arising under the Employment Agreement or the Invention Assignment Agreement. The Company hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Executive, based upon any matter purported to be released hereby.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of Executive.  Executive warrants and represents to the Company that she:

A.     has been advised to consult with legal counsel in entering into this Agreement;

B.     has entirely read this Agreement;

C.     has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

D.     has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

E.     is the only person (other than her heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of her relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

F.     understands and agrees that in the event any injury, loss, or damage has been sustained by her which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

G.     expressly acknowledges that her entry into this Agreement is in exchange for consideration in addition to anything of value to which she is already entitled.

3.2       Authority.  Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that she or it has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3       No Other Representations.  Neither Party has relied upon any representations or statements made by the other Party hereto that are not specifically set forth in this Agreement.

Article 4

MISCELLANEOUS

4.1       Severability.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.2       Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and her compensation by the Company, including without limitation the Employment Agreement, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, the Indemnification  Agreement, any continuing obligations of Executive under the Employment Agreement that do not conflict with the terms and conditions of this Agreement, and all of the agreements entered into by Executive with respect to the Original Stock Option Award Documents, all of which shall continue in full force and effect except as modified here.  This Agreement may only be amended by a writing signed by Executive and the Company.

4.3       Assignment.  This Agreement may not be assigned by Executive without the prior written consent of the other party.  The Company may assign this Agreement without Executive’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4       Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under the Employment Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Executive shall reimburse the Company for its reasonable fees and expenses (legal costs, attorneys’ fees and otherwise) related thereto.

4.5       Section 409A.  The provisions of this Agreement shall be interpreted and applied in such a manner that all payments required to be made hereunder either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code.  Any reimbursement of expenses to which the Executive is entitled under this Agreement shall, if subject to Section 409A of the Code, be made within the time period and be subject to the other terms and conditions prescribed in Section 3(h) of the Employment Agreement.  To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Company from time to time in order to comply with Section 409A of the Code.  Each separately identified payment hereunder is to be treated as a “separate payment” for purposes of Section 409A of the Code.  Notwithstanding the foregoing, neither the Company nor any other person guarantees that any particular federal or state income, payroll, personal property or other tax consequence will result under this Agreement, and neither the Company nor any other person shall be liable for any federal or state tax consequence resulting from this Agreement.

4.6       Counterparts/ Facsimile Signature.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

Signature Page Follows

The Parties have executed this Separation and Release Agreement as of the date set forth below.

Gemphire Therapeutics Inc.

By:	/s/ Steven Gullans	/s/ Mina Sooch
Name:	Steven Gullans	Mina Sooch
Title:	Interim President & CEO	Date:	5-30-17